Exhibit 99.1

The Empire District Electric Company Earnings Report and Declaration of Dividends

JOPLIN, Mo.--(BUSINESS WIRE)--At the Board of Directors meeting of The Empire District Electric Company (NYSE:EDE) held today, the Directors declared a quarterly dividend of $0.32 per share on common stock payable September 15, 2008, to holders of record as of September 1, 2008.

The Company, an operator of regulated electric, gas and water utilities, announced today the results for the quarter and twelve months ended June 30, 2008.

Highlights

  The Company reported consolidated earnings for the second quarter of 2008 of $4.8 million, or $0.14 per share, compared with 2007 same quarter earnings of $5.8 million, or $0.19 per share. Earnings for the twelve months ended June 30, 2008 were $34.7 million, or $1.08 per share. This compares to earnings of $40.9 million, or $1.35 per share, for the 2007 twelve-month period.
  Evidentiary hearings for our electric rate case pending in Missouri were held in May, and the Missouri Public Service Commission ordered a true-up period ending February 29, 2008. By extending the true-up period from the original December 31, 2007 date, the Commission’s Staff has included the Asbury SCR in its proposed rate base. The case is expected to be final with new rates in place by September 1.
  The Company issued $90 million of first mortgage bonds on May 16, 2008 at a coupon rate of 6.375%. The bonds mature June 1, 2018. Proceeds from the issuance were used to pay down short-term debt and for general corporate purposes.
  The Company announced its participation in the Missouri Carbon Sequestration Project, a joint pilot project to evaluate the feasibility of local CO2 sequestration. The information derived from this pilot project will help to determine if certain Empire plant sites might be suitable for shallow CO2 sequestration.

THE EMPIRE DISTRICT ELECTRIC COMPANY SEGMENT FINANCIAL HIGHLIGHTS (in 000’s except per share information, certain segment amounts exclude eliminations)
	Quarter Ended June 30, 2008				Quarter Ended June 30, 2007
	Electric	Gas	Other	Consolidated	Electric	Gas	Other	Consolidated
Revenues	$ 100,943	$ 9,148	$ 1,321	$ 111,280	$ 97,984	$ 8,438	$ 923	$ 107,249
Fuel & Purchase Power Exp.	46,942	5,297	––	52,239	41,891	4,722	-	46,613
Other Operating Expenses	42,288	3,590	969	46,715	42,234	3,619	756	46,513
Operating Income	11,713	261	352	12,326	13,859	97	167	14,123
Net Income (Loss) from Continuing Operations	5,157	(648)	308	4,817	6,592	(736)	(5)	5,851
Net Loss from Discontinued Operations	––	––	––	––	––	––	(17)	(17)
Net Income (Loss)	$ 5,157	$ (648)	$ 308	$ 4,817	$ 6,592	$ (736)	$ (22)	$ 5,834
Earnings Per Weighted-Average Share, Common and Diluted				$0.14				$0.19

Second Quarter Electric Results

Off-system growth was the primary reason for an increase in electric revenues for the 2008 quarterly results compared to 2007. Off-system sales increased approximately $3.6 million, rate changes in various jurisdictions added $1.0 million and customer growth contributed another $0.9 million. Our estimate of the weather impact reduced revenues approximately $2.5 million compared to the 2007 second quarter. Overall, 2008 electric revenues increased $3.0 million which represents a 3.1% increase over the 2007 second quarter.

Total electric fuel and purchased power costs for the quarter increased by approximately $5.1 million over the 2007 quarter as the Company experienced increased prices in all fuel types. Electric fuel costs increased $2.0 million compared to 2007 and was primarily driven by a $1.3 million increase in coal costs. Costs related to the price of natural gas were higher by $3.0 million but were partially offset by $2.1 million in lower volumes. Purchased power costs for the 2008 quarter increased by $3.1 million over the same 2007 period which was entirely attributable to increased prices. Other operating and maintenance expenses were virtually unchanged for the second quarter of 2008 compared to 2007.

Small increases in our distribution costs related to an increased number of spring storms were offset by lower healthcare costs and several other expense categories. Depreciation and amortization increased approximately $0.7 million for 2008, and taxes, including income, property, franchise and city taxes, combined for an increase of approximately $0.6 million over the 2007 period. In summary, the electric segment net income was $5.2 million for the 2008 quarter compared to $6.6 million for 2007.

Second Quarter Gas Results

Revenues from gas operations for the second quarter of 2008 increased $0.7 million compared to 2007. The cost of natural gas sold and transported also increased approximately $0.6 million during 2008 compared to 2007. Gas operations and maintenance expenses decreased slightly compared to last year, but were partially offset by an increase in income and other taxes. Overall, the gas segment results showed a slight improvement as the 2008 second quarter loss was $0.6 million compared to a loss of $0.7 million for 2007.

Second Quarter Consolidated Results

Total interest charges increased approximately $0.3 million in the 2008 second quarter compared to 2007. This increase reflects interest on $90 million of First Mortgage Bonds issued in May of this year which increased long-term debt interest by approximately $0.8 million. AFUDC-debt income also increased $0.5 million which partially offset the interest charges. The Company’s other income and deductions provided about $1.0 million of additional income compared to the 2007 quarter which was mostly attributable to the equity component of AFUDC.

Twelve Months Ended Electric Results

Electric segment revenues for the twelve months ended June 30, 2008 increased $33.8 million over the same 2007 period. The largest component of the revenue increase was related to rate increases of approximately $19.4 million, primarily from the Company’s Missouri jurisdiction. Off-system sales remained strong and provided an increase of $13.4 million as well over the 2007 period.

On a comparative basis, the total electric fuel and purchased power costs for the 2008 twelve-month period increased by approximately $37.9 million over the 2007 period. Other operating costs increased $3.8 million, but were partially offset by a reduction in maintenance costs of $1.7 million. Depreciation increased approximately $8.4 million which was mostly due to the Missouri regulatory amortization that began January 1, 2007. The 2008 results include the sale of a unit train which resulted in a gain of $1.2 million, and the 2007 period included a $0.8 million loss on a plant cost disallowance. Overall, the electric segment 2008 twelve month period resulted in net income of $31.9 million compared to $40.6 million for the same 2007 period.

Twelve Months Ended Gas Results

Revenues from gas operations during the 2008 twelve-month period totaled $60.3 million compared to $59.5 million for 2007. The cost of natural gas sold and transported was $37.2 million during 2008 versus $38.0 million during 2007. Other operating and maintenance expenses decreased $0.6 million and $0.7 million, respectively. Income taxes increased $0.9 million and other taxes increased over the 2007 period by $0.5 million. The gas segment net income was $1.8 million for the 2008 twelve-month period which was an improvement of $1.5 million over the 2007 period.

Twelve Months Ended Consolidated Results

Total interest charges increased approximately $2.9 million in the 2008 twelve-month period compared to 2007. Interest related to debt increased $4.4 million but was partially offset by an increase in income related to AFUDC-debt of $1.5 million. The equity component of AFUDC also primarily improved our other income and expense category. Other income and expense increased approximately $1.3 million when comparing the twelve-month periods.

The following reconciliation of basic earnings per share compares the quarter and twelve-month periods ended June 30, 2008 versus June 30, 2007 and is a non-GAAP presentation. We believe this information is useful in understanding the fluctuation in earnings per share between the prior and current period. The reconciliation presents the after-tax impact of significant items and components of the statement of operations on a per share basis before the impact of additional stock issuances. This reconciliation may not be comparable to other companies or more useful than the GAAP presentation included in the statements of operations which will be included in our 10-Q filing.

	Quarter Ended	Twelve Months Ended
Earnings Per Share – June 30, 2007	$ 0.19	$ 1.35
Revenues
Electric segment	0.07	0.73
Gas segment	0.02	0.01
Other segment	0.01	0.02
Expenses
Electric fuel	(0.04)	(0.51)
Purchased power	(0.07)	(0.31)
Cost of natural gas sold	(0.01)	0.02
Operating – electric segment	0.01	(0.08)
Operating – gas segment	0.00	0.01
Maintenance and repairs	(0.01)	0.05
Depreciation and amortization	(0.02)	(0.19)

	Quarter Ended	Twelve Months Ended
Loss on plant disallowance	0.00	0.02
Gain on sale of assets	0.00	0.03
Change in effective income tax rates	0.00	0.05
Other taxes	(0.01)	(0.03)
Other income and deductions	0.00	0.01
Interest charges	(0.02)	(0.09)
AFUDC	0.03	0.05
Dilutive effect of additional shares	(0.01)	(0.06)

Earnings Per Share – June 30, 2008	$ 0.14	$ 1.08

Earnings Conference Call

Bill Gipson, President and CEO, will host a conference call Friday, July 25, 2008, at 1:00 p.m. Eastern Time to discuss earnings for the second quarter and twelve months ended June 30, 2008. To phone in to the conference call, parties in the United States should dial 1-800-218-8862, any time after 12:45 p.m. Eastern Time. The presentation can also be accessed from Empire’s website at www.empiredistrict.com. A replay of the call will be available for two weeks by dialing 1-800-405-2236 and entering passcode 11117048#. Forward-looking and other material information may be discussed during the conference call.

Based in Joplin, Missouri, The Empire District Electric Company (NYSE:EDE) is an investor-owned utility providing electric, natural gas (through its wholly owned subsidiary The Empire District Gas Company) and water service, with approximately 215,000 customers in Missouri, Kansas, Oklahoma, and Arkansas. A subsidiary of the Company also provides fiber optic services.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements address future plans, objectives, expectations, and events or conditions concerning various matters. Actual results in each case could differ materially from those currently anticipated in such statements, by reason of the factors noted in our filings with the SEC, including the most recent Form 10-K and 10-Q.

CONTACT:
The Empire District Electric Company
Media Communications
Amy Bass, 417-625-5114
Director of Corporate Communications
abass@empiredistrict.com
or
Investor Relations
Jan Watson, 417-625-5108
Secretary – Treasurer
jwatson@empiredistrict.com